EXHIBIT 5.1

[GOODWIN PROCTER LLP LETTERHEAD]

August 26, 2003

Camden National Corporation

Two Elm Street

Camden, Maine 04843

Ladies and Gentlemen:

We have acted as special counsel to Camden National Corporation, a Maine corporation (the “Company”) in connection with a Registration Statement on Form S-8 which was filed by the Company under the Securities Act of 1933, as amended, (the “Registration Statement”), and which registers 110,680 shares of the Common Stock, no par value, of the Company (the “Shares”) and an indefinite amount of interests in the Camden National Corporation Retirement Savings 401(k) Plan (the “Plan”).

In that capacity, we have reviewed the articles of incorporation and by-laws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered pursuant to the Plan and such other materials and matters as we have deemed necessary for the issuance of this opinion. We have also relied, with your permission, on the opinion of Rendle A. Jones, General Counsel to the Company, dated August 21, 2003, with respect to matters of Maine law.

Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and receipt of full consideration therefor as contemplated in the Plan, will be, validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement.

Very truly yours,

Goodwin Procter LLP